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                                                                      EXHIBIT 99
                          [UNVIERSAL CORPORATION LOGO]


P.O. Box 25099 Richmond, VA 23260    phone: (804) 359-9311    fax (804) 254-3584
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                                  PRESS RELEASE

               CONTACT                                   RELEASE
          Karen M. L. Whelan                           Immediately
           Phone: (804) 359-9311
           Fax:   (804) 254-3584

              Universal Corporation Announces Earnings Expectations
                    Richmond, VA o July 25, 2000 / PRNEWSWIRE

     Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that earnings are expected to slightly exceed $3.75 per share for the fiscal year ended June 30, 2000. Included in this estimate is approximately $11 million in pre-tax charges for restructuring the company's U.S. operations. The restructuring charges were caused by plant closures and workforce reductions that were announced in March 2000, and include the $7 million in severance costs announced at that time.

     This earnings expectation is higher than the company's earlier estimate of $3.45 to $3.65 per share. Mr. Harrell noted that performance in the company's international operations was better than management had anticipated. He cautioned that the year-end closing was still in progress, and final results await completion of the annual audit. Actual results, therefore, could vary from those expected.

     The company cautions readers that any forward-looking statements contained
     herein are based upon management's current knowledge.   For more details on
     factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission.

     Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.

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